EXHIBIT 99.1

FOR IMMEDIATE RELEASE

GENERAL FINANCE CORPORATION EXPANDS NORTH AMERICAN LEASING OPERATIONS WITH STRATEGIC ACQUISITION OF PORTABLE LIQUID STORAGE TANK CONTAINER ASSETS

Transaction to Enhance Service Capacity in Key Texas Energy Producing Regions

PASADENA, CA – March 3, 2014 – General Finance Corporation (NASDAQ: GFN), the parent company of businesses in the mobile storage, modular space and liquid containment industries (the “Company”), today announced that it has entered into a definitive agreement to acquire substantially all the assets and assume certain liabilities of the affiliated companies, Lone Star Tank Rental LP, based in Kermit, Texas, and KHM Rentals, LLC, based in Kenedy, Texas, (collectively “Lone Star”) for a total purchase consideration of $95 million, subject to certain working capital and other adjustments to be determined after the closing date.

Lone Star leases portable liquid storage tank containers and containment products, as well as provides certain fluid management services, to the oil and gas industry in the Permian and Eagle Ford basins of Texas through a fleet of more than 1,200 units.  Unaudited revenues for Lone Star for the year ended December 31, 2013 totaled $45 million.

“This business combination creates an exciting opportunity for us,” said Ronald F. Valenta, Chief Executive Officer of General Finance Corporation. “Lone Star is led by an experienced and motivated management team and will be a strong fit with our North American leasing operations, enabling us to expand our level of services to our portable liquid storage tank container customers and further bolster our presence in the oil and gas industry.  We believe this acquisition will position us to capitalize on the growth opportunities in our country’s key energy producing regions across Texas and to strengthen our capacity for increased revenue growth, profitability, and attractive shareholder returns.”

The purchase price multiple is approximately 5.8 times Lone Star’s adjusted EBITDA (earnings before interest, income taxes, depreciation and amortization) for the year ended December 31, 2013. Of the total purchase consideration, the sellers will receive $75 million in cash, $10 million in shares of the Company’s common stock (the amount of which will based on the average of the closing per share market price during the 15-day trading period ending three days prior to the closing date of the transaction), $5 million payable over five years for a non-compete agreement, and $5 million payable over two years for a general indemnity holdback.  The Company expects that the cash portion of the consideration payable at closing will be satisfied by $10 million from existing cash resources, $40 million from availability under an amended and expanded North American senior credit facility, which is currently at Pac-Van, and $25 million at the corporate level from a two-year secured term loan.

The transaction is expected to close early in the fourth quarter of the Company’s fiscal year ending June 30, 2014, and is subject to the completion of financing arrangements, final approval by the Company’s board of directors, the obtaining of required regulatory approvals and other customary conditions.

Conference Call Details

Management will host a conference call tomorrow, March 4, 2014, at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time), to discuss this announcement. The conference call number for U.S. participants is (866) 901-5096 and the conference call number for participants outside the U.S. is (706) 643-3717. The conference ID number for both conference call numbers is 3592981.  Additionally, interested parties can listen to a live webcast of the call in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

A replay of the conference call may be accessed through March 14, 2014 by dialing (800) 585-8367 (U.S.) or (404) 537-3406 (international), using conference ID number 3592981.  After the replay has expired, interested parties can listen to the conference call via webcast in the "Investor Relations" section of the Company's website at http://www.generalfinance.com.

About General Finance Corporation

Headquartered in Pasadena, California, General Finance Corporation (NASDAQ: GFN, www.generalfinance.com) is the parent company of businesses in the mobile storage, modular space and liquid containment (“portable services”) industries.  Management’s expertise in these sectors drives disciplined growth strategies, operational guidance, effective capital allocation and capital markets support for the Company’s subsidiaries.  The Company’s principal operating subsidiaries are majority-owned Royal Wolf Holdings Limited (www.royalwolf.com.au), the leading provider of portable storage solutions in the Asia-Pacific regions of Australia and New Zealand,  wholly-owned Pac-Van, Inc. (www.pacvan.com), a prominent regional provider of portable storage, office and liquid storage tank containers, mobile offices and modular buildings in North America, and 90%-owned Southern Frac, LLC (www.southernfrac.com), a domestic manufacturer of portable liquid storage tank containers.   Royal Wolf’s shares trade on the Australian Securities Exchange under the symbol RWH.

Cautionary Statement about Forward-Looking Statements

Statements in this news release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements addressing management’s views with respect to future financial and operating results, competitive pressures, interest rates for our variable rate indebtedness, our ability to raise capital or borrow additional funds, changes in the Australian, New Zealand or Canadian dollar relative to the U.S. dollar, regulatory changes, customer defaults or insolvencies, litigation, acquisition of businesses that do not perform as we expect or that are difficult for us to integrate or control, our ability to procure adequate levels of products to meet customer demand, our ability to procure adequate supplies for our manufacturing operations, labor disruptions, adverse resolution of any contract or other disputes with customers, declines in demand for our products and services from key industries such as the Australian mining industry or the U.S. construction industry or a write-off of all or a part of our goodwill and intangible assets. These involve risks and uncertainties that could cause actual outcomes and results to differ materially from those described in forward-looking statements. We believe that the expectations represented by our forward-looking statements are reasonable, yet there can be no assurance that such expectations will prove to be correct. Furthermore, unless otherwise stated, the forward-looking statements contained in this press release are made as of the date of the press release, and we do not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise unless required by applicable law. The forward-looking statements contained in this press release are expressly qualified by this cautionary statement. Readers are cautioned that these forward-looking statements involve certain risks and uncertainties, including those contained in filings with the Securities and Exchange Commission.

Investor/Media Contact
Larry Clark
Financial Profiles, Inc.
310-622-8223

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